OPHIDIAN
                      Pharmaceuticals, Inc.

                    SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ] Confidential for Use of
                                   the Commission Only (as permitted
                                   by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                OPHIDIAN PHARMACEUTICALS, INC.
        (Name of Registrant as Specified in its Charter)
    _________________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box)

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:__________________________________________________________

     (2) Aggregate number of securities to which transaction applies:______________


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X] Fee paid previously with preliminary materials:  $700

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:_______________________________
     (2)  Form, Schedule or Registration Statement No.:______________________
     (3)  Filing Party:  ________________________________________
     (4)  Date Filed:  __________________________________________

           [Ophidian Pharmaceuticals, Inc. Letterhead]

                    5445 East Cheryl Parkway
                       Madison, WI   53711

Dear Ophidian Stockholder:

As you may know, Ophidian closed down its operations this May for lack of adequate financing. For several months, the Company's management and Board of Directors have diligently sought proposals for a merger and/or an asset sale transaction from a number of parties and considered a variety of possible transactions. As described in detail in the accompanying Notice of Special Meeting and attached Proxy Statement, the Board of Directors is seeking your consideration of, and strongly urging you to vote "FOR", the following two proposals, which are the culmination of that search: (1) to sell substantially all of the Company's assets to Promega Corporation, (the "Asset Sale") and
(2) to authorize the Board of Directors to dissolve the Company, wind down its affairs, and effect the proposed Plan of Dissolution and Liquidation (the "Plan of Dissolution").

All of the members of the Board of Directors are firmly committed to the proposed Asset Sale and Plan of Dissolution, both of which were unanimously approved by the Board after careful consideration. We strongly believe that there is no better alternative currently available to preserve the Company's remaining cash and, more importantly, to maximize value for Ophidian's stockholders and creditors. We also believe that failure to approve the proposed Asset Sale and Plan of Dissolution, will, in all likelihood, increase costs to the Company and reduce or eliminate the amount of any possible distribution to stockholders.

Your vote on each of these matters is very important. Under Delaware law, the proposed Asset Sale and Plan of Dissolution cannot be completed unless the holders of at least a majority of the outstanding shares of the Company's Common Stock vote in favor of each proposal. All unreturned proxies and abstentions will have the same effect as votes against the two proposals. Therefore, and whether or not you plan to attend the Special Meeting, please take the time to vote and return the enclosed proxy card in the accompanying postage-paid envelope. The Board of Directors unanimously and strongly urges you to vote "FOR" both proposals, and we encourage you to read the entire Proxy Statement.

Your participation is extremely important. Your early response will be greatly appreciated and will allow us to effect the proposals at the lowest possible cost to you and the Company.

                         Sincerely,

                         /s/ Margaret van Boldrik

                         Margaret van Boldrik
                         Director and Vice President

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

            TO BE HELD ON THURSDAY, NOVEMBER 9, 2000

TO THE STOCKHOLDERS:

     Notice is hereby given that a Special Meeting of Stockholders of Ophidian Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "Ophidian"), will be held on Thursday, November 9, 2000, at 10:00 a.m., central standard time, in the auditorium of the BioPharmaceutical Technology Center at 5445 East Cheryl Parkway, Madison, Wisconsin 53711, for the following purposes:

  1. to consider and vote upon the proposed sale of substantially all of the Company's assets (the "Asset Sale") to Promega Corporation, a Wisconsin corporation ("Promega") pursuant to the terms of the Asset Purchase Agreement dated as of September 1, 2000, by and between the Company as seller and Promega as buyer (the "Purchase Agreement"), a copy of which is attached to the accompanying Proxy Statement as Exhibit A; and

  2. to consider and vote upon the proposed authorization to the Company's Board of Directors to effect the dissolution and liquidation of the Company as described in the proposed Plan of Dissolution and Liquidation (the "Plan of Dissolution"), a copy of which is attached to the accompanying Proxy Statement as Exhibit B; and

to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Pursuant to the Company's bylaws, the Board of Directors has fixed the close of business on September 29, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting (the "Record Date"). Only stockholders of record at that time will be entitled to vote at the meeting or any postponement or adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

                              By Order of the Board of Directors,

                              /s/ Susan P. Maynard

Madison, Wisconsin            Susan P. Maynard
September 29, 2000            Secretary

        Ophidian Pharmaceuticals, Inc.  - Proxy Statement

                        Table of Contents

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS                          1

SUMMARY TERM SHEETS                                                          1

 THE ASSET SALE                                                              1
 THE DISSOLUTION AND PLAN OF DISSOLUTION AND LIQUIDATION                     3

INFORMATION CONCERNING SOLICITATION, REVOCATION, AND VOTING OF PROXIES       6

   RECORD DATE AND SHARES OUTSTANDING                                        6
   VOTING, QUORUM; ABSTENTIONS; AND BROKER NON-VOTES                         6
   PROXY SOLICITATION                                                        6
   VOTING AND REVOCABILITY OF PROXIES                                        6
   ADJOURNMENTS                                                              7

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS                                 7

RISK FACTORS RELATING TO THE ASSET SALE AND THE PLAN OF DISSOLUTION          8

   ESTIMATES OF THE NET PROCEEDS FROM THE ASSET SALE AND DISTRIBUTIONS
   TO BE RECEIVED BY STOCKHOLDERS MAY NOT BE REALIZED                        8
   THE COMPANY WOULD INCUR COSTS IF THE PURCHASE AGREEMENT WERE
   TERMINATED BECAUSE OF THE RECEIPT BY THE COMPANY OF A
   SUPERIOR PROPOSAL                                                         9
   THE ASSET SALE MAY NOT BE CONSUMMATED                                     9
   ANTICIPATED TIMING OF PLAN OF DISSOLUTION MAY NOT BE ACHIEVED             9
   THERE CAN BE NO ASSURANCE THAT THE ASSET SALE AND THE PLAN OF
   DISSOLUTION WILL RESULT IN GREATER RETURNS TO STOCKHOLDERS
   THAN A CONTINUATION OF THE COMPANY AS CURRENTLY OPERATED                  9
   THE BOARD MAY AMEND, DELAY IMPLEMENTATION OF, OR TERMINATE
   THE PLAN OF DISSOLUTION EVEN IF IT IS APPROVED BY THE STOCKHOLDERS       10
   STOCKHOLDERS COULD BE LIABLE TO THE EXTENT OF ANY
   DISTRIBUTIONS TO THEM IF CONTINGENT RESERVES ARE INSUFFICIENT
   TO SATISFY THE COMPANY'S LIABILITIES                                     10

PROPOSAL ONE - TO APPROVE THE ASSET SALE                                    11

 DESCRIPTION OF THE ASSET SALE                                              11

   GENERAL OVERVIEW                                                         11
   BACKGROUND AND HISTORY OF THE ASSET SALE                                 11
   BUYER                                                                    12
   PURCHASE PRICE                                                           12
   EXPECTED PROCEEDS OF THE ASSET SALE                                      13
   EXPECTED TIMING OF THE ASSET SALE                                        13
   REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS                       13
   INDEMNIFICATION BY SELLER                                                14
   TERMINATION OF THE PURCHASE AGREEMENT                                    14
   GOVERNMENT APPROVALS                                                     15
   NO APPRAISAL RIGHTS                                                      15
   ACCOUNTING TREATMENT OF THE ASSET SALE                                   15
   FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE                        15

   PRICE RANGE OF COMMON STOCK AND WARRANTS                                 16
   INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON                  16
   VOTE REQUIRED                                                            17
   RECOMMENDATION OF THE BOARD                                              17

PROPOSAL TWO - APPROVAL OF THE DISSOLUTION                                  17

 PROPOSED STOCKHOLDER ACTION                                                17
 DESCRIPTION OF THE PLAN OF DISSOLUTION                                     17

   BACKGROUND AND REASONS FOR THE DISSOLUTION                               18
   RISK FACTORS                                                             18
   DISSOLUTION AND LIQUIDATION PROCEDURE                                    18
   ABANDONMENT OF THE PLAN OF DISSOLUTION                                   18
   CONDUCT OF THE COMPANY FOLLOWING DISSOLUTION                             19
   SALE OF REMAINING ASSETS                                                 19
   PAYMENT OF CLAIMS AND OBLIGATIONS.                                       19
   DISTRIBUTIONS TO STOCKHOLDERS                                            20
   LIQUIDATION TRUST                                                        21
   DELISTING AND TRADING OF THE COMMON STOCK AFTER DISSOLUTION              21
   CONTINUING LIABILITY OF STOCKHOLDERS AFTER DISSOLUTION                   21
   NO APPRAISAL RIGHTS                                                      22
   REGULATORY MATTERS                                                       22

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                    22

   GENERAL                                                                  22
   CONSEQUENCES TO THE COMPANY                                              23
   CONSEQUENCES TO STOCKHOLDERS                                             23

 VOTE REQUIRED                                                              24
 RECOMMENDATION OF THE BOARD                                                24

OTHER MATTERS                                                               24

OTHER INFORMATION REGARDING THE COMPANY                                     24

 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                            24
 CHANGES IN CONTROL                                                         26
 SELECTED FINANCIAL DATA, INCLUDING PRO FORMA INFORMATION                   26
 NOTES TO PRO FORMA FINANCIAL STATEMENTS                                    29
 STOCKHOLDER PROPOSALS                                                      30
 WHERE YOU CAN FIND MORE INFORMATION                                        30
 INFORMATION INCORPORATED BY REFERENCE                                      31

SIGNATURE                                                                   32

                            OPHIDIAN
                      Pharmaceuticals, Inc.


       PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS


The enclosed Proxy is solicited on behalf of the Board of Directors of Ophidian Pharmaceuticals, Inc. (the "Company" or "Ophidian") for use in connection with a Special Meeting of the Stockholders (the "Special Meeting") to be held Thursday, November 9, 2000, at 10:00 a.m., central standard time, or at any adjournments or postponements of the Special Meeting. The Special Meeting will be held in the auditorium of the BioPharmaceutical Technology Center at 5445 East Cheryl Parkway, Madison, Wisconsin 53711. The Company's principal executive offices are also located at this site. The Company's telephone number is (608) 271-0878. These proxy solicitation materials were mailed on or about October 10, 2000, to all stockholders entitled to vote at the Special Meeting.

                       SUMMARY TERM SHEETS

The following summary terms sheet highlight selected information from this Proxy Statement and may not contain all of the information that is important to every stockholder. To understand the transactions fully and for a more complete description of the legal terms of the transactions, stockholders should read carefully this entire Proxy Statement and the attached documents.

                         The Asset Sale

Note, a copy of the "Asset Purchase Agreement" (referred to hereafter as the "Purchase Agreement") is attached to this Proxy
Statement as Exhibit A.

The Parties to the Asset Sale

   Ophidian Pharmaceuticals, Inc.     Ophidian, a development stage
   5445 East Cheryl Parkway           corporation, was founded in 1989
   Madison, WI  53711                 to discover, develop, and
   (608) 271-0878                     commercialize therapeutic products
                                      for human and animal use with a
                                      principal focus on products for
                                      infectious disease prevention and
                                      treatment.  See "Where You Can
                                      Find More Information."

   Promega Corporation                Founded in 1978, Promega provides
   2800 Woods Hollow Road             products and technical support for
   Madison, WI  53711-5399            the life sciences industry
   (608) 274-4330                     worldwide and has annual sales in
                                      excess of  $100 million.

The Purchase Agreement & Price        At closing Promega will pay
                                      Ophidian $1.25 million in cash,
                                      and deliver a promissory note for
                                      an additional $250,000, payable
                                      within 90 days of closing, subject
                                      to offset for any post-closing
                                      adjustments.  Promega will also
                                      assume Ophidian's obligations
                                      under (a) two senior secured notes
                                      in the total original principal
                                      amount of $2 million and (b) the
                                      Company's office/lab and
                                      manufacturing leases.  In
                                      exchange, Ophidian will transfer
                                      to Promega substantially all of
                                      its assets.

Anticipated Closing of the Asset Sale On the second business day after
                                      Ophidian satisfies, or Promega
                                      waives, all the conditions
                                      precedent to Promega's obligation
                                      to close, but not later than
                                      November 30, 2000.

Conditions to Closing                 The Purchase Agreement contains
                                      conditions to closing, including:
                                      (a) approval by a majority of
                                      Ophidian's stockholders and (b)
                                      other conditions customary for
                                      transactions of this type.  See
                                      "Proposal One-Representations and
                                      Warranties; Closing Conditions".

Indemnification                       Ophidian has agreed to indemnify
                                      Promega for any losses and
                                      expenses resulting from any
                                      inaccuracy, breach, or default of
                                      Ophidian's representations,
                                      warranties, covenants,
                                      obligations, or agreements in the
                                      Purchase Agreement, or Ophidian's
                                      use of its assets prior to
                                      closing.  The amount of the
                                      indemnification is limited to
                                      $250,000, which may be offset
                                      against Promega's purchase price
                                      promissory note in the same amount.

Termination                           The Purchase Agreement may be
                                      terminated prior to closing as
                                      follows:
                                      *    by Promega if the closing has
                                           not occurred by November 30, 2000;
                                      *    by Promega during the first
                                           45 days based upon Promega's due
                                           diligence investigation;
                                      *    by either party if the other
                                           party is in breach;
                                      *    by Ophidian if it has
                                           received a "Superior Proposal,
                                           complied with the notice
                                           provisions to Promega in the
                                           Purchase Agreement and paid
                                           Promega a "Termination Fee" of
                                           $100,000; and
                                      *    by mutual consent of the parties.
                                      See "Proposal One - Termination of
                                      the Purchase

                                      Agreement".

Government Approvals                  No federal or state regulatory
                                      requirements or approvals are
                                      required for the Asset Sale other
                                      than compliance with applicable
                                      state corporate law and federal
                                      and state securities laws.

Appraisal Rights                      Stockholders will have no
                                      appraisal rights in connection
                                      with the Asset Sale.

Accounting Treatment                  The Asset Sale will be treated as
                                      a sale of assets and liabilities
                                      for accounting purposes.

Federal Income Tax Consequences       The Asset Sale will not result in
                                      any federal income tax
                                      consequences to the stockholders,
                                      but the sale will be a taxable
                                      transaction to Ophidian.  However,
                                      Ophidian does not expect to incur
                                      any significant federal income tax
                                      liability because of its net
                                      operating loss carry-forwards
                                      available to offset any gain on
                                      the Asset Sale.

     The Dissolution and Plan of Dissolution and Liquidation

Note, the "Plan of Dissolution and Liquidation" (hereafter, the
"Plan" or "Plan of Dissolution") is attached, in its entirety, to this Proxy Statement as Exhibit B.

Timing & Procedure                    Upon approval by the stockholders
                                      and completion of the Asset Sale,
                                      if completed by November 30, 2000,
                                      Ophidian will file a Certificate
                                      of Dissolution with the Secretary
                                      of State for Delaware and the
                                      Company will thereafter take steps
                                      to wind up its affairs, including
                                      liquidation of any remaining
                                      assets and payment of outstanding
                                      claims, at such times as the Board
                                      of Directors deems necessary,
                                      appropriate, or advisable.  The
                                      Board of Directors may delay the
                                      dissolution upon completion of the
                                      Asset Sale or an alternative asset sale.

Abandonment of the Plan               The Board of Directors may abandon
                                      the Plan entirely without further
                                      stockholder action if it
                                      determines that dissolution and
                                      liquidation are not in the best
                                      interests of the stockholders.

Post-Dissolution Conduct of Ophidian  Under Delaware law, after dissolution Ophidian will continue
                                      to exist for three years solely
                                      for the purpose of winding up its
                                      affairs.  During this time
                                      the Company's Board of Directors and
                                      officers will oversee the
                                      liquidation of the Company's
                                      assets, but will not continue its
                                      business.  They will:
                                      *    settle and close the
                                           Company's business;
                                      *    convert to cash, by sales, as
                                           much of the Company' non-cash
                                           assets as possible;
                                      *    withdraw from any
                                           jurisdiction where the Company is
                                           qualified to do business;
                                      *    pay or make provision to pay
                                           the Company's expenses and other
                                           liabilities;
                                      *    prosecute and defend any lawsuits;
                                      *    distribute the Company's
                                           remaining assets to the
                                           stockholders;
                                      *    do any other act necessary to
                                           wind up and liquidate the
                                           Company's business and affairs.
                                      See "Proposal Two-Conduct of the
                                      Company Following Dissolution."

Sale of Remaining Assets              Although the Board of Directors is
                                      seeking separate approval at the
                                      Special Meeting for the Asset
                                      Sale, if the Plan of Dissolution
                                      is approved by the stockholders,
                                      the Board of Directors will be
                                      authorized to sell all of the
                                      Company's assets in alternative
                                      transactions after the Company's
                                      dissolution and without further
                                      stockholder action or approval
                                      even if the stockholders fail to
                                      approve the Asset Sale or the
                                      Asset Sale is not completed as
                                      contemplated.  See "Proposal Two-
                                      Sale of Remaining Assets."

Payment of Claims & Obligations       Before distributing any assets to
                                      stockholders, the Company will pay
                                      and discharge, or make provisions
                                      reasonably likely to provide
                                      sufficient compensation for all
                                      claims and obligations of the
                                      Company, including claims that are
                                      contingent, conditional, or
                                      unmatured, pending, or that have
                                      not arisen but are likely to arise
                                      within ten years after the
                                      Company's dissolution.  See
                                      "Proposal Two-Payment of Claims
                                      and Obligations."

Distributions to Stockholders         Once adequate provisions have been
                                      made for payment of all the
                                      Company's claims and obligations,
                                      all of the Company's remaining
                                      assets will be distributed to
                                      stockholders in one or more
                                      distributions.  Uncertainties as
                                      to the net value of the assets and
                                      the ultimate amount of the

                                      Company's liabilities make it
                                      impossible to predict with
                                      certainty the amount that will be
                                      distributed to stockholders, but
                                      the Company currently estimates
                                      that it will distribute
                                      approximately $1.00 per share in a
                                      single distribution in the first
                                      quarter of calendar year 2001.
                                      See "Proposal Two -Distributions
                                      to Stockholders."

Liquidating Trust                     The Board of Directors may, in its
                                      absolute discretion, transfer the
                                      Company's assets to a liquidating
                                      trust after dissolution.  See
                                      "Proposal Two-Liquidating Trust."

Delisting of the Common Stock         After dissolution, the Board of
                                      Directors will determine when to
                                      delist the Common Stock and the
                                      warrants from the NASDAQ SmallCap
                                      System and Pacific Exchange.

Continuing Liability of Stockholders  Under Delaware law, a
                                      stockholder's maximum liability
                                      for any claim against the Company
                                      that has not been paid or
                                      otherwise provided for will not
                                      exceed the amount actually
                                      distributed to the stockholder in
                                      dissolution.  See "Proposal Two-
                                      Continuing Liability of
                                      Stockholders After Dissolution."

Appraisal Rights                      Under Delaware law, stockholders
                                      are not entitled to appraisal
                                      rights in connection with the
                                      dissolution and Plan of
                                      Dissolution.

Regulatory Matters                    Following stockholder approval,
                                      the Company is not subject to any
                                      federal or state regulatory
                                      requirements in dissolving the
                                      Company other than the requirement
                                      to file a Certificate of Dissolution.

Federal Income Tax Consequences       Until the winding up and
                                      liquidation of the Company is
                                      completed, the Company will remain
                                      subject to income tax on its
                                      taxable income.  Each stockholder
                                      will recognize a capital gain or loss
                                      equal to the difference between
                                      the amount distributed to them and
                                      their adjusted tax basis in the
                                      their shares.  See "Proposal Two-
                                      Certain Federal Income Tax Consequences.

              INFORMATION CONCERNING SOLICITATION,
                REVOCATION, AND VOTING OF PROXIES

RECORD DATE AND SHARES OUTSTANDING

Stockholders of record at the close of business on September 29, 2000 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. At the Record Date, of the 22,400,000 authorized shares of the Company's common stock, $0.0025 par value per share (the "Common Stock"), 1,158,249 shares of such Common Stock were issued, outstanding, and entitled to vote at the Special Meeting.

VOTING, QUORUM; ABSTENTIONS; AND BROKER NON-VOTES

Every stockholder of record on the Record Date is entitled, for each share of Common Stock held, to one vote for or against each matter presented at the Special Meeting . The required quorum for the transaction of business at the Special Meeting is a majority of the shares outstanding on the Record Date. Broker non-votes and shares held by persons abstaining and any other shares represented for any purpose, other than objecting to holding the meeting or transacting business at the meeting, will be counted in determining whether a quorum is present. Under Delaware law, the affirmative vote of at least a majority of the outstanding shares of Common Stock is required for approval of both the Asset Sale and the authorization to dissolve the Company and liquidate its assets pursuant to the Plan of Dissolution. Because the affirmative vote of at least a majority of all outstanding shares of Common Stock is required for approval of both proposals, broker non-votes, abstentions, and shares as to which proxy authority has been withheld all will have the same effect as votes against the two proposals.

PROXY SOLICITATION

The enclosed proxy is being solicited by the Company's Board of Directors, and the cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to the beneficial owners. The Company has selected Continental Stock Transfer & Trust Company, its transfer agent, and may also retain a professional proxy solicitation firm, to assist it and its stockholders in connection with the Special Meeting. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally, by telephone, facsimile, e-mail, or telegram.

VOTING AND REVOCABILITY OF PROXIES

When proxies are properly executed, dated, and returned, the shares they represent will be voted at the Special Meeting in accordance with the instructions of the stockholders. If no specific instructions are given, the shares will be voted (a) "FOR" the approval of the Asset Sale; (b) "FOR" the authorization to dissolve the Company and liquidate its assets pursuant to the Plan of Dissolution; and (c) in the discretion of the proxy holders, upon such other matters not know known or determined which may properly come before the Special Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) delivering a written notice to the Secretary of the Company or the acting secretary of the Special Meeting; or (b) giving oral notice to the presiding officer during the Special Meeting; or (c) duly executing a proxy bearing a later date; or
(d) attending the Special Meeting and voting in person. The mere presence at the Special Meeting of a stockholder who has filed a proxy will not constitute a revocation.

ADJOURNMENTS

In the event that sufficient votes in favor of the proposals set forth in the Notice of Special Meeting of Stockholders are not received by the date of the Special Meeting, the Board of Directors may propose one or more adjournments of the Special Meeting for a period or periods of not more than 45 days in the aggregate to permit further solicitation of proxies, even though a quorum is present. Any such adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Special Meeting to be adjourned. The proxy holders will vote the shares they represent by proxy in favor of such adjournment. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

          INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain sections of this Proxy Statement contain forward-looking statements that are based on current beliefs, estimates and assumptions concerning the operations and future results of the Company, the Asset Sale, the Plan of Dissolution, estimated costs and expenses, the amount of cash expected to be distributed to stockholders and the timing of such distributions. All statements that address events or developments that are anticipated to occur in the future, including statements related to future revenues, expenses, income, earnings per share, and anticipated distributions, or statements expressing general optimism about future results, are forward-looking statements. In addition, words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and variations of such words and similar expressions are intended to identify forward-looking statements.

The statements described in the preceding paragraph, and the sections of this Proxy Statement referred to therein, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because these statements are based on a number of beliefs, estimates, and assumptions that could cause actual results to materially differ from those in the forward-looking statements, there can be no assurance that the forward-looking statements will prove to be accurate.

Any number of factors could affect the Company's operations and future results and the amount and timing of cash expected to be distributed to stockholders, including the actions of third parties (including the other parties to the Asset Sale), the timely consummation of the Asset Sale, the timing and method of implementation of the Plan of Dissolution, general industry and economic conditions, changes in applicable laws, rules and regulations (including changes in tax laws) and those specific risks that are discussed in the Risk Factors detailed herein and in the Company's previous filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information or future events.

             RISK FACTORS RELATING TO THE ASSET SALE
                   AND THE PLAN OF DISSOLUTION

In addition to the other information included elsewhere in this Proxy Statement, the following factors should be considered carefully in determining whether to vote in favor of the proposals to approve the Asset Sale and the Plan of Dissolution.

ESTIMATES OF THE NET PROCEEDS FROM THE ASSET SALE AND
DISTRIBUTIONS TO BE RECEIVED BY STOCKHOLDERS MAY NOT BE REALIZED

There can be no assurance that the Asset Sale will be consummated or that any of the estimates set forth in this Proxy Statement will be realized. Stockholders, in determining whether to vote in favor of the proposals to approve the Asset Sale and the Plan of Dissolution, are cautioned not to attribute undue certainty to any estimates set forth herein. Such estimates are based on a variety of assumptions relating to the likelihood of closing the Asset Sale, the value of the Company's other remaining assets, the amount of the Company's liabilities and expenses to be paid in the future, general business and economic conditions, and other matters. The amount of proceeds from the Asset Sale and the amount to be distributed to stockholders are based on the Company's current estimates and are subject to various and significant uncertainties, many of which are beyond the Company's control, that could cause the actual results to differ materially from the Company's expectations. See "Proposal Two - Distributions to Stockholders" below. Examples of uncertainties that could cause the amount of proceeds from the Asset Sale and distributions to stockholders to be less than the Company's estimates include the following:

     * The Company's estimates of net proceeds from the Asset Sale and the amount of the initial cash distribution are based on estimates of the costs and expenses of the Asset Sale and the dissolution. If actual costs and expenses exceed the Company's estimates, actual net proceeds and distributions to stockholders could be less than estimated.

     * If liabilities of the Company that are unknown or contingent at the time of the mailing of this Proxy Statement later arise or become fixed in amount and must be satisfied or reserved for as part of the dissolution, the amount of distributions to stockholders could be reduced.

     * Termination of the Asset Sale or delays in consummating the Asset Sale or the Plan of Dissolution, such as delays in the closing of the Purchase Agreement, could result in additional expenses and result in lower actual distributions to stockholders than the amounts estimated by the Company. See "The Asset Sale May Not Be Consummated" and "Anticipated Timing of the Plan of Dissolution May Not be Achieved" below.

For the foregoing reasons, the actual distributions to stockholders could vary materially from the Company's estimate and may be substantially less. See "Information About Forward-
Looking Statements" above.

THE COMPANY WOULD INCUR COSTS IF THE PURCHASE AGREEMENT WERE
TERMINATED BECAUSE OF THE RECEIPT BY THE COMPANY OF A SUPERIOR
PROPOSAL

If the Company terminates the Purchase Agreement because it has received a "Superior Proposal" (as defined in the Purchase Agreement), the Company is obligated under the Purchase Agreement to (a) pay Promega a termination fee of $100,000 and (b) reimburse Promega for all out-of-pocket fees and expenses incurred by or on behalf of Promega in connection with the Purchase Agreement, including all reasonable fees of counsel, accountants, and consultants. In addition, the Company has incurred, and expects to continue to incur, substantial costs on its own behalf in connection with the Asset Sale.

THE ASSET SALE MAY NOT BE CONSUMMATED

The consummation of the Asset Sale is subject to numerous conditions. Even if the stockholders vote to approve the Asset Sale, there can be no assurance, that the Asset Sale will be consummated. If the Asset Sale is not consummated, the Company may not be able to sell its assets on terms as favorable as those provided in the Purchase Agreement, which would mean that less cash would be available for distribution to stockholders than if the Asset Sale had been consummated.

ANTICIPATED TIMING OF PLAN OF DISSOLUTION MAY NOT BE ACHIEVED

Even if the stockholders vote to approve the Plan of Dissolution, the Board has reserved the right, in its sole discretion, to amend, delay implementation of, or terminate the Plan of Dissolution unless it determines that such action would materially and adversely affect the stockholders' interests. Although the board of directors presently intends to dissolve the Company and implement the Plan of Dissolution as soon as practicable after the consummation of the Asset Sale, the occurrence of certain contingencies may require the board of directors to delay the Company's dissolution. For example, the filing of any stockholder litigation or additional claims by creditors may require the Company to delay its dissolution. Any such delay would likely increase the Company's costs and reduce the amount available for distribution to stockholders.

THERE CAN BE NO ASSURANCE THAT THE ASSET SALE AND THE PLAN OF
DISSOLUTION WILL RESULT IN GREATER RETURNS TO STOCKHOLDERS THAN A
CONTINUATION OF THE COMPANY AS CURRENTLY OPERATED

If the Asset Sale and the Plan of Dissolution are not approved, the Board intends to continue to manage the Company and its assets substantially as they are currently being managed and may entertain and consider indications of interest from third parties to acquire the Company or all or a portion of its assets. There can be no assurance that the Asset Sale and Plan of Dissolution will result in greater returns to the stockholders than a continuation of the Company as described above. Because the purchase price for the Company's assets under the Purchase Agreement is fixed, the Company will not be able to realize the benefits from any improvements in economic and market conditions that would increase the market value of the Company's assets.

THE BOARD MAY AMEND, DELAY IMPLEMENTATION OF, OR TERMINATE THE
PLAN OF DISSOLUTION EVEN IF IT IS APPROVED BY THE STOCKHOLDERS

Even if the stockholders vote to approve the Plan of Dissolution, the Board has reserved the right, in its sole discretion, to amend, delay implementation of, or terminate the Dissolution Plan unless it determines that such action would materially and adversely affect the stockholders' interests.

STOCKHOLDERS COULD BE LIABLE TO THE EXTENT OF ANY DISTRIBUTIONS
TO THEM IF CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY THE
COMPANY'S LIABILITIES

Pursuant to the terms of the Plan of Dissolution, the Company will pay its expenses and fixed or other known liabilities, and, if and to the extent deemed necessary, appropriate, or desirable by the Board of Directors, in its absolute discretion, the Company may set aside assets in a contingency reserve for payment of any remaining liabilities. There can be no assurance, however, that the contingency reserve will, in fact, be sufficient. Under Delaware law, if the Company (or a liquidating trust to which the Company's assets are transferred under the Plan of Dissolution) has inadequate reserves for payment of the Company's expenses, obligations, and liabilities, each stockholder could be held personally liable for his or her pro rata share of any additional amounts owed creditors, but only to the extent of total distributions received by each stockholder.

In addition, if a court holds at any time that the Company has failed to make adequate provision for its obligations and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserves and the assets of the liquidating trust, a creditor of the Company could seek an injunction against the making of distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the Plan of Dissolution.

            PROPOSAL ONE - TO APPROVE THE ASSET SALE

                  Description of the Asset Sale

GENERAL OVERVIEW

This Proxy Statement contains a brief summary of the material aspects of the Asset Sale and of the Purchase Agreement. This summary is qualified in all respects by the text of the Purchase Agreement, a copy of which is attached to this Proxy Statement as Exhibit A. Stockholders are advised to read the entire Purchase Agreement.

As described in detail in the Purchase Agreement, the Asset Sale provides for the sale to Promega of the following assets of the Company (the "Purchased Assets"):

     * all of the Company's intellectual property, including all licenses and sublicenses granted or obtained with respect thereto;
     * all of the Company's real estate assets, including all leaseholds, subleaseholds, security deposits, improvements, construction in progress, fixtures, and appurtenances thereto;
     * all of the Company's equipment, including all laboratory, farm, building, and office equipment, machinery, parts, furniture (except free-standing office filing cabinets), appliances, laboratory computers and printers (excluding office computer equipment), and laboratory and office supplies;
     * all of the Company's rights with respect to its contracts; and
     * all of the Company's rights with respect to any governmental permits, filings, qualifications, registrations, licenses, privileges, franchises, authorizations, and approvals.

Under the Purchase Agreement, the Company will retain any cash on hand at the time the Asset Sale is completed, subject to certain contingent adjustments and pro-rations described below.

BACKGROUND AND HISTORY OF THE ASSET SALE

In 1999 the Company began Phase II Clinical Testing for its lead drug candidate for Clostridium difficile-associated disease and undertook construction of a pilot manufacturing facility capable of producing sufficient quantities of proprietary antibody, drugs, and other products for the Company's clinical and commercial use. As previously announced, the rate of patient enrollment in the clinical testing was slower than previously anticipated. In the following months, the Company has actively sought a merger or development partner that would provide the Company with sufficient operating capital, product development capabilities, and marketing resources. The Company has been unsuccessful in acquiring such a partner.

On May 19, 2000, the Company announced that its Board of Directors had concluded that new financing required to continue the clinical trials and bring the nearly-completed manufacturing facility to profitability was unlikely to be obtained prior to the exhaustion of the Company's remaining cash reserves and that the Company was evaluating options to conserve those reserves by reducing expenses by curtailing or discontinuing various activities, including product development, clinical trials, and prototype manufacturing.

On May 26, 2000, the Company announced that it was suspending laboratory, product development, and related operations of the Company, and was focusing on finding a merger partner, development partner, or one or more purchasers for the Company's intellectual property and manufacturing assets. The Company's work force was reduced initially by 18 full time employees. Since this reduction in force, the Company's operations have focused on finding a merger partner, development partner, or one or more purchasers for the Company's assets. The Company has engaged numerous parties in discussions regarding such transactions.

Promega was one of these parties, and in May it made an offer to purchase substantially all of the Company's assets. Following the Company's further review of other potential merger partners and/or buyers for the Company's assets and additional negotiations between the Company and Promega, the Asset Sale to Promega was approved by the Board of Directors, and the Purchase Agreement was executed by the parties on September 1, 2000, and subject to stockholder approval and other contingencies as set forth in the Purchase Agreement.

BUYER

The buyer is Promega Corporation, a privately held Wisconsin corporation, whose principal offices are located at 2800 Woods Hollow Road, Madison, WI 53711-5399. Promega provides products and technical support services in the life sciences industry, including genomic research, molecular and cell biology, molecular diagnostics, drug discovery, and human identification. Promega was founded in 1978, and its annual sales exceed $100 million.

Promega owns 32,813 shares or 2.8% of the Company's outstanding Common Stock. In addition, Promega's Chairman, President, and Chief Executive Officer, William A. Linton, is a former Chairman and director of the Company and beneficial owner of 64,125 shares or 5.5% of the Company's outstanding Common Stock, of which 32,813 shares are those owned by Promega over which Mr. Linton may be deemed to have voting and investment power. See "Interest of Certain Persons in Matters to be Acted Upon," below, for a further discussion of the current and former relationships between Promega, Mr. Linton, and the Company.

PURCHASE PRICE

The purchase price to be paid by Promega to the Company pursuant to the Purchase Agreement is $3,500,000, payable at the closing of the Asset Sale as follows:

     * the assumption by Promega of two senior secured notes of the Company, which together have an original principal balance of $2,000,000;

     * the delivery of a promissory note from Promega to the Company in the amount of $250,000, payable in a single installment ninety days after closing and subject to any offset for indemnifiable damages or other obligations of the Company to Promega as provided in the Purchase Agreement; and

     * a cash payment from Promega to the Company of $1,250,000.

EXPECTED PROCEEDS OF THE ASSET SALE

As set forth above, the Company expects to receive total cash proceeds from the Asset Sale of approximately $1,500,000. This amount does not reflect any deductions, not to exceed $250,000, from the proceeds that may be made for breaches of representations and warranties discovered before or within ninety days after the closing. In addition to the estimated proceeds from the Asset Sale, the Company will also have other assets at the time of the closing of the Asset Sale, consisting primarily of cash and cash equivalents. As of June 30, 2000, the latest period for which the Company has announced its financial results, the value of this cash and cash equivalents was approximately $990,000 before the payment of liabilities. See "Pro Forma Financial Information-Pro Form Balance Sheet" below.

From these other assets as they may exist at the time of the closing, the Company must retain sufficient funds to meet its obligations, including its then existing and contingent liabilities, as well as its costs of dissolution. Assets will be retained to cover (a) known or contingent and future claims, (b) professional fees and other expenses of management and dissolution, and (c) various other liabilities, expenses and obligations of the Company that will be incurred by the Company and any liquidating trust. See "Proposal Two-Distributions to Stockholders" below. After deducting (a) an estimated $500,000 to cover the above described costs and accrued expenses; and (b) up to $250,000 pursuant to the Company's obligation to indemnify Promega for ninety days after the closing for any breach of the Purchase Agreement and other liabilities, from the sum of the gross proceeds and the Company's remaining cash and cash equivalents, the Company anticipates that the total amount available for distribution to the stockholders in a single distribution upon completion of the Asset Sale and the Plan of Dissolution will be approximately $1.00 per share of the Company's outstanding common stock ($1,158,249.00 in the aggregate). See "Proposal Two-Distributions to Stockholders" below.

EXPECTED TIMING OF THE ASSET SALE

The Purchase Agreement provides that the closing is to occur on the second business day following the satisfaction by the Company or waiver by the Buyer of all conditions precedent to the Buyer's obligation to consummate the Asset Sale, including stockholder approval pursuant to this proxy solicitation, and in all events not later than November 30, 2000.

REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS

The Purchase Agreement contains representations and warranties by the Company to Promega customary for transactions of this type, including representations regarding the Company and its assets.

The parties' obligations to consummate the Asset Sale are subject to the satisfaction or waiver of conditions customary for transactions of this type, including: (a) approval by the Company's stockholders, (b) there being no court order or other governmental prohibition or restraint preventing the consummation of the transactions, (c) each of the parties having complied with or performed all required obligations (except any for which a failure to comply or perform does not have a material adverse effect on the transaction); and (d) the representations and warranties of the other party being true and correct, with certain materiality exceptions.

INDEMNIFICATION BY SELLER

The Purchase Agreement provides that the Company shall indemnify Promega in an amount not to exceed $250,000, which amount Promega may offset against the $250,000 purchase price promissory note from Promega to the Company, for any losses and expenses suffered by Promega resulting from (a) the inaccuracy or breach of any representation or warranty of the Company in the Purchase Agreement, (b) any breaches or default in the performance of the Company of any of its covenants, obligations, or agreements in the Purchase Agreement, (c) any liability of the Company not expressly assumed by Promega pursuant to the Purchase Agreement, or (d) the ownership or use of the Company's assets prior to the closing of the Asset Sale or any incident, occurrence, condition, or claim existing, arising, or accruing prior to the closing of the Asset Sale and relating to the operation or conduct of the Company's business, other than any liability or obligation expressly assumed by Promega pursuant to the Purchase Agreement.

TERMINATION OF THE PURCHASE AGREEMENT

The Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale, as follows:

     * by mutual written consent of both parties;
     * by either the Company or Promega if the other party is in breach of any representation, warranty, or covenant under the Purchase Agreement and the terminating party is not then in breach;
     * by Promega within the first 45 days following the date of the Purchase Agreement based upon Promega's due diligence investigation;
     * by Promega if the Asset Sale shall not have closed on or before November 30, 2000; or
     * by the Company if it enters into a merger, acquisition, or other agreement to effect a "Superior Proposal," as that term is defined in the Purchase Agreement, provided that in such event the Company shall (a) deliver notice of its intent to enter into an agreement to effect the Superior Proposal, (b) allow ten business days to elapse after delivery of such notice, (c) cooperate with Promega during such ten business days with the intent of allowing Promega to agree to modify the Purchase Agreement, (d) at the end of the ten business days, and acting through its Board of Directors, continue to reasonably believe that the alternative business combination constitutes a Superior Proposal to the Asset Sale to Promega, taking into account any modifications to the terms of the Purchase Agreement as may have been proposed by Promega, and (e) pay a "Termination Fee" of $100,000 to Promega.

GOVERNMENT APPROVALS

No federal or state regulatory requirements or approvals must be complied with or obtained in connection with the Asset Sale other than compliance with applicable state corporate law and federal and state securities laws.

NO APPRAISAL RIGHTS

Under Delaware law, the Company's stockholders have no right in connection with the Asset Sale to dissent and seek appraisal of their shares of Common Stock.

ACCOUNTING TREATMENT OF THE ASSET SALE

The Asset Sale will be reflected on the Company's financial statements as a sale of assets and certain liabilities for accounting purposes, with a gain or loss recognized in the year in which the Asset Sale is consummated in the amount of the difference between the purchase price and the aggregate net book value of the assets sold to Promega.

FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

The following summary of the material federal income tax consequences of the Asset Sale is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue
Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable state, local, or foreign tax laws.

The Company will recognize gain or loss from the Asset Sale in an amount equal to the difference between the amount realized by the Company from the Asset Sale and the Company's adjusted tax basis in the assets sold. The amount realized by the Company from the Asset Sale will equal the sum of (a) the money received by the Company from Promega, (b) the amount of the liabilities assumed by Promega, and (c) the aggregate amount of liabilities to which the sold assets are subject, if any. The Company will be subject to federal income tax on any gain it recognizes from the Asset Sale. However, because the Company has significant net operating loss carry-forwards available to it to offset any gain from the Asset Sale, the Company does not expect to incur any significant federal tax liability as a result of the Asset Sale.

The Company's stockholders receiving liquidating distributions pursuant to the Plan of Dissolution should generally be unaffected by any gain or loss recognized by the Company on the Asset Sale. Liquidating distributions received by stockholders pursuant to the Plan of Dissolution should be treated as full payment for such stockholder's shares. Consequently, each stockholder receiving liquidating distributions will recognize gain or loss (which generally should qualify for capital gain or loss treatment) equal to the difference between the amount of the distribution and the stockholder's basis in the Company's shares. As each stockholder will have a different basis in his/her/its shares, each stockholder will be responsible for calculating his/her/its own gain or loss in connection with the liquidating distributions it receives from the Company. See "Federal Income Tax Consequences of Dissolution and Liquidation" below.

            Price Range of Common Stock and Warrants
              Preceding Announcement of Asset Sale

The Asset Sale was publicly announced by the Company on September
5, 2000. The high and low sale prices are shown below for the Company's Common Stock and Warrants on September 1, 2000, the last trading day before the announcement.

            Common Stock                    Warrants
          High        Low                 High      Low

         $1.125      $0.75              $0.0938   $0.0625


     Interest of Certain Persons in Matters to be Acted Upon

Promega's Chairman, President, and Chief Executive Officer, William A. Linton, is a former Chairman and director of the Company. Mr. Linton resigned as Chairman and a director of the Company at the Company's Annual Shareholders' Meeting on March 23, 1999. Neither the Asset Sale nor the Plan of Dissolution were considered by the Company's Board of Directors during the time that Mr. Linton was Chairman and a director of the Company. As of September 29, 2000, Mr. Linton beneficially owns 64,125 shares of the Company's Common Stock, representing 5.5% of the outstanding Common Stock of the Company, and which includes 32,813 shares owned by Promega over which Mr. Linton may be deemed to have voting and investment power.

Fitchburg Research Park Associates Limited Partnership, a Wisconsin limited partnership of which Mr. Linton is the sole general partner and with a 50% ownership interest, holds a Stock Warrant entitling it to purchase one share of the Company's Common Stock for every four shares issued to employees pursuant to the Company's Stock Option Plans. Currently, under the terms of this Stock Warrant, the partnership may purchase an additional 131 shares at an exercise price of $0.02 per share.

In September 1991, Promega agreed to purchase shares of the Company's Common Stock conditioned upon its receipt of an exclusive and confidential first right, for a period of 10 years, to review any technology developed by the Company that is incidental to the human and animal therapeutic and diagnostic markets. "Incidental" refers to those markets that are not human or animal therapeutics or diagnostics. Promega serves various incidental markets, such as research products or food testing. The arrangement was established so that the Company's core business interests would not be encumbered by the agreement with Promega and a market could be established in incidental markets. Promega has 60 days after disclosure of a technology to review the technology and notify the Company in writing of its interest in developing the technology. The parties will then negotiate in good faith for up to 60 days thereafter regarding terms on which Promega might obtain the right to use the technology. If Promega and the Company fail to enter into an agreement within 60 days after notice of Promega's interest in the technology, the Company may attempt to license or assign the rights to the product to a third party, subject to Promega's right to first refuse the price and terms offered by a third party, exercisable within 15 days after notice thereof to Promega. The agreement with Promega will terminate at any time that Promega's ownership of the Company falls below one percent of the outstanding shares. Promega currently owns 32,813 shares of the Company's Common Stock, or 2.8% of the outstanding shares.

On January 1, 1994, the Company entered into a Lease with Promega for a 10,000 square foot office/research laboratory and production facility at 5445 East Cheryl Parkway, Madison, Wisconsin. The lease provides for a five-year lease term with an option to renew the lease for an additional five-year term. In June 1998, the Company exercised this option. The facility lease described above gives Promega the right to terminate in case of a broad range of events of default by the Company, in which event the Company would lose the value of improvements and may be liable for the remaining rent even if its rights to use the premises are terminated.

                          Vote Required

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Asset Sale.

                   Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
THE PROPOSAL TO APPROVE THE ASSET SALE.

           PROPOSAL TWO - APPROVAL OF THE DISSOLUTION
                 AND LIQUIDATION OF THE COMPANY

                   Proposed Stockholder Action

The Company's Board of Directors (the "Board") unanimously approved the proposed dissolution and Plan of Dissolution & Liquidation (collectively and hereafter referred to as the "Plan of Dissolution") on August 28, 2000, subject to the approval of the stockholders at the Special Meeting. The Plan of Dissolution provides that upon its approval by the stockholders, the Board, without further action by the stockholders, may (a) dissolve the Company, (b) liquidate its assets, (c) pay, or provide for the payment of, any remaining, legally enforceable obligations of the Company, and (d) distribute any remaining assets to the stockholders. Under Delaware law, approval by the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Plan of Dissolution

             Description of the Plan of Dissolution

Certain material features of the Plan of Dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the Plan of Dissolution and the relevant portions of the General Corporation Law of Delaware. A complete copy of the Plan of Dissolution is attached to this Proxy Statement as Exhibit B. Stockholders should carefully read the Plan of Dissolution in its entirety.

BACKGROUND AND REASONS FOR THE DISSOLUTION

After an extensive exploration and evaluation of various strategic alternatives that would protect the rights of creditors and enhance stockholder value, the Board adopted a resolution approving the Plan of Dissolution. The Board believes that the dissolution and liquidation of the Company would protect the Company's creditors and enhance stockholder value and is in the best interests of the Company and its stockholders.

RISK FACTORS

Before deciding whether to vote in favor of this proposal to dissolve and liquidate the Company pursuant to the Plan of Dissolution, stockholders should consider certain risk factors, including:

     * stockholder liability to the extent of any distributions if the contingency reserve is insufficient to satisfy the Company's liabilities; and
     * the distribution(s) to stockholders may be delayed or less than projected.

See "Risk Factors Relating to the Asset Sale and Plan of
Dissolution," above, for a more complete discussion of the considerations that stockholders should take into account before deciding whether to vote in favor of this proposal to dissolve and liquidate the Company.

DISSOLUTION AND LIQUIDATION PROCEDURE

Following approval of the Plan of Dissolution by the holders of a majority of the Common Stock and completion of the Asset Sale, the Company will file a certificate of dissolution with the Secretary of State of the State of Delaware and the dissolution will be effective. Once the certificate of dissolution is filed and the Plan of Dissolution is effective, the steps taken to wind up the Company's affairs as described below will be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate, or advisable to maximize the value of the Company's assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

ABANDONMENT OF THE PLAN OF DISSOLUTION

By approving the Plan of Dissolution, stockholders will also be granting the Board the authority, notwithstanding the stockholders' approval of the Plan of Dissolution, to abandon the Plan of Dissolution without further stockholder action, to the extent permitted by Delaware law, if the Board of directors determines that dissolution and liquidation are not in the best interests of the Company and its stockholders.

CONDUCT OF THE COMPANY FOLLOWING DISSOLUTION

Once the Company's certificate of dissolution is filed and effective, the Company will cease to exist for the purpose of continuing its business, but will nevertheless continue, for a term of three years or such longer period as the Delaware Court of Chancery directs, for the purpose of winding up the Company's affairs. During this time, the Company will undertake the following tasks:

     * settle and close its business;
     * convert to cash, by sales, as much of the Company's remaining non-cash assets as possible;
     * withdraw from any jurisdiction where it is qualified to do business;
     * pay or make provision for the payment of all of the Company's expenses and liabilities;
     * prosecute and defend lawsuits, if any
     * distribute the Company's remaining assets, which should be primarily cash, but which may consist of other financial assets, to the stockholders; and
     * do any other act necessary to wind up and liquidate the Company's business and affairs.

The Board and the remaining officers of the Company will oversee the Company's dissolution and liquidation.

SALE OF REMAINING ASSETS

The Plan of Dissolution gives the Board, to the fullest extent permitted by law, the authority to sell all of the Company's assets. Accordingly, stockholder approval of the Plan of Dissolution will constitute, to the fullest extent permitted by law, approval of the Company's sale of any and all of its assets remaining after the dissolution, on such terms and conditions as the Board, in its absolute discretion and without further stockholder approval, may determine. Notwithstanding the separate approval the Board is seeking at the Special Meeting for the Asset Sale, the Board will have the authority to sell all of the Company's assets in alternate transactions after the Company's dissolution pursuant to stockholder approval of the Plan of Dissolution, without further stockholder action or approval, even if either of the following should occur:

     * the stockholders fail to approve the Asset Sale; or
     * the Asset Sale is not consummated as contemplated.

PAYMENT OF CLAIMS AND OBLIGATIONS.

In accordance with Delaware law, before distributing any assets to stockholders, the Company will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for the following:

     * all claims and obligations, including all contingent, conditional, or unmatured contractual claims known to the Company;

     * any claim against the Company which is the subject of a pending action, suit, or proceeding to which the Company is a party; and
     * claims that have not been made known to the Company or that have not arisen, but that, based on facts known to the Company, are likely to arise or become known to the Company within ten years after the certificate of dissolution becomes effective.

DISTRIBUTIONS TO STOCKHOLDERS

Claims, liabilities, and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, and miscellaneous office expenses, will continue to occur following approval of the Plan of Dissolution. The Company anticipates that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. Before making any distribution to stockholders, the Board must first make adequate provision for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the dissolution.

The Board will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount, the kind of, and the record date for any distribution made to stockholders. Liquidating distributions will be made to stockholders on a pro rata basis. The Company is not required to pay all of its liabilities and obligations prior to making distributions to stockholders, but instead, will reserve assets in a contingency reserve deemed by management and the Board to be adequate to provide for such liabilities and obligations when due. Although the Board has not established a firm timetable for any distribution to stockholders, after the dissolution has become effective, the Board will, subject to exigencies inherent in winding up the Company's business, make a final distribution as promptly as practicable.

Uncertainties as to the precise net value of the Company's assets and the ultimate amount of its liabilities make it impossible to predict with certainty the aggregate net values that will ultimately be distributed to stockholders or the timing of any distribution. Based on information presently available, the Company estimates that it will distribute an aggregate of $1.00 per share in a single distribution to holders of the Company's Common Stock. The Company anticipates that this distribution to stockholders will occur in the first quarter of calendar year 2001. See "Pro Forma Financial Information" below.

Stockholders should not send their stock certificates with the enclosed proxy. Following the Company's dissolution, stockholders will be sent additional instructions for receiving distributions.

In addition to the Company's outstanding Common Stock, the Company has outstanding warrants for the purchase of approximately 241,636 shares of Common Stock, which warrants are listed and traded on the NASDAQ SmallCap System and the Pacific Exchange (the "Warrants"). As a result of the one-for-eight reverse stock split on September 20, 1999, and other adjustments to the exercise price, the current exercise price of the Warrants is $55.615 per share. As of the date hereof, it is not anticipated that the price of the Common Stock will reach or surpass this amount at any time prior to the Company's dissolution. No distribution will paid with respect to the Warrants, which will be cancelled as of the record date for any distribution to stockholders.

ALL DISCUSSION IN THIS PROXY STATEMENT CONCERNING THE AMOUNT PER SHARE OF COMMON STOCK OF ASSET SALE PROCEEDS AND OF EXPECTED DISTRIBUTIONS, INCLUDING ALL PRO FORMA FINANCIAL STATEMENT PRESENTATION OF THESE ITEMS, ASSUMES THAT NO WARRANTS WILL BE EXERCISED FOR PURCHASE OF THE COMMON STOCK. IF THE PRICE OF THE COMMON STOCK WERE TO RISE SUFFICIENTLY TO PUT THE OUTSTANDING WARRANTS "IN THE MONEY" AND HOLDERS THEREOF EXERCISED THEIR WARRANTS, THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK WOULD INCREASE AND THE AMOUNT AVAILABLE FOR DISTRIBUTION PER SHARE OF OUTSTANDING COMMON STOCK WOULD DECREASE PROPORTIONALLY.

LIQUIDATION TRUST

If deemed advisable by the Board for any reason, the Company may, following dissolution, transfer any of its assets to a trust established for the benefit of stockholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees. In any event, if all of the Company's assets have not otherwise been distributed within three years after dissolution, the Company will transfer all of its remaining assets to the liquidating trust. The Board is authorized to appoint one or more trustees of the liquidating trust and to cause the Company to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by the Board. Stockholder approval of the Plan of Dissolution will also constitute approval of any such appointment and any liquidating trust agreement.

DELISTING AND TRADING OF THE COMMON STOCK AFTER DISSOLUTION

The Company's Common Stock and warrants are listed for trading on the NASDAQ Stock Market's SmallCap System and the Pacific Exchange. Following dissolution, the Board will determine the appropriate time to delist the Common Stock and warrants from these exchanges. Thereafter, trading, if any, in the Common Stock and warrants would be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or obtain quotations as to the price of, the Common Stock and warrants. Delisting of the Common Stock and warrants may result in lower prices for these securities than would otherwise prevail.

CONTINUING LIABILITY OF STOCKHOLDERS AFTER DISSOLUTION

Following the Company's dissolution and liquidation, it is possible that some claims may still exist that could be asserted against the Company. Delaware law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a stockholder may be liable for claim(s) against the corporation. In such event, a stockholder's potential liability for any such claim against the Company would be limited to the lesser of (a) the stockholder's pro rata share of such claim or (b) the actual amount distributed to the stockholder in connection with the dissolution.

An individual stockholder's total liability for any claims against the Company after it is dissolved will not exceed the amount actually distributed to that stockholder in the dissolution.

NO APPRAISAL RIGHTS

Under Delaware law, stockholders are not entitled to dissenters' or appraisal rights with respect to the Plan of Dissolution.

REGULATORY MATTERS

Except for the Company's filing of the certificate of dissolution with the Secretary of State of the State of Delaware, the Company is not subject to any federal or state regulatory requirements nor is it required to obtain any federal or state approval in order to consummate the dissolution.

             Certain Federal Income Tax Consequences

GENERAL

The following discussion is a general summary of the federal income tax consequences that may result from the dissolution and liquidation of the Company and the distribution of its assets to its stockholders pursuant to the Plan of Dissolution. This summary is based on the provisions of the Internal Revenue Code as currently in force, but which is subject to change. Any such change may be applied retroactively.

This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of persons subject to special treatment under federal income tax laws, such as corporations and non-US persons, nor does it address any aspects of state, local or foreign tax laws. Because any distributions made pursuant to the Plan of Dissolution may occur at various times and in more than one tax year, no assurances can be given that the tax treatment described herein will continue to apply unchanged at the time of later distributions.

We have not requested a ruling from the IRS or obtained an opinion of counsel with respect to the anticipated tax treatment of the Plan of Dissolution. If any of the conclusions stated under "Certain Federal Income Tax Consequences" proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the creditors and possibly stockholders and the Company from the liquidation. This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, this summary does not constitute legal advice to any stockholder.

The Company recommends that each stockholder consult his or her personal tax advisor regarding the specific federal, state and local tax consequences of the Plan of Dissolution.

CONSEQUENCES TO THE COMPANY

After the Plan of Dissolution becomes effective and until the liquidation is completed, the Company will continue to be subject to income tax on its taxable income. The Company will recognize gain or loss on sales of its property pursuant to the Plan of Dissolution. Upon distributions, if any, of property, other than cash, to stockholders pursuant to the Plan of Dissolution, the Company will recognize gain or loss as if such property was sold to stockholders at its fair market value, unless certain exceptions to the recognition of loss apply. As it is anticipated that no such exception will apply, the Company should recognize gain or loss on any distribution of property to stockholders pursuant to the Plan of Dissolution.

The Company may discharge its liabilities at less than the face amount of such liabilities. The discharge of liabilities, at less than face amount, may result in the Company's realization of income to the extent of the excess of the face amount of the liabilities over the amount paid in satisfaction thereof.

CONSEQUENCES TO STOCKHOLDERS

As a result of the Company's liquidation, stockholders will recognize gain or loss equal to the difference between (a) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property distributed to them, and (b) their adjusted tax basis of their shares. The adjusted tax basis in a stockholder's shares will depend upon various factors, including the cost of the shares and the amount and nature of any distributions received from the Company with respect to the stock.

Gain or loss recognized by a stockholder will be capital gain or loss, provided the shares are held as capital assets. Capital gains are long term if the stock is held for more than twelve months. For individuals, the maximum federal income tax rate applicable to long term capital gains is generally 20%. Deductions for capital losses, whether short or long term, are subject to various limitations.

In the unlikely event that the Company makes any distribution of property other than cash, a stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property as of the time of distribution. The gain or loss realized upon a stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the sales proceeds.

After the close of the Company's taxable year, the Company will provide stockholders and the IRS with a statement of the amount of cash distributed to them and the Company's best estimate as to the value of the property, if any, distributed to stockholders during that year. In the case of property, the Company will determine the fair market value based upon reports by independent appraisers or such other evidence as the Company shall elect. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by a stockholder might be changed. Distributions of property other than cash to a stockholder could result in a stockholder's tax liability exceeding the amount of cash he or she received, requiring him or her to meet the tax obligations from other sources.

If the Company transfers assets to a liquidating trust, beneficial ownership in the trust will be distributed to the stockholders. For federal income tax purposes, stockholders would be treated at the time of transfer as having received their pro rata share of assets transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the assets are subject. The liquidating trust itself should not be subject to tax. After formation of the liquidating trust, the stockholders must take into account, for federal income tax purposes each year, their allocable portion of any income, expense, gain or loss recognized by the trust. As a result of the transfer of property to the trust and ongoing operations of the trust, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay the tax.

                          Vote Required

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Plan of Dissolution. If the requisite number of stockholders approve the Plan of Dissolution, the Company will be dissolved and liquidated in accordance with the Plan of Dissolution even though individual stockholders may have voted against the proposal. The Plan of Dissolution may be amended or terminated, either before or after stockholder approval has been obtained, unless the Board determines that such amendment or termination would materially and adversely affect the stockholders' interests.

                   Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION.

                          OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the proxy holders will vote the shares they represent as the Board of directors may recommend.

             OTHER INFORMATION REGARDING THE COMPANY

The following additional information about the Company is provided as required by Regulation and Schedule 14A of the General Rules and Regulations under the Securities and Exchange
Act of 1934, as amended.

         Voting Securities and Principal Holders Thereof

The following table sets forth the beneficial ownership of the Company's securities as of September 29, 2000, by (a) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's securities, (b) the directors of the Company, (c) the executive officers of the Company, and (d) all directors and executive officers as a group. As of September 29, 2000, a total of 1,158,249 shares of the Company's Common Stock, 241,636 of the Company's Common Stock ($7.32) Purchase Warrants, and
125,000 of the Company's Common Stock ($2.00) Purchase
Warrants were issued and outstanding.

                                                               Number of                   Number of
                                    Number of                    $7.32                      $2.00
                                     Shares                     Warrants                   Warrants
Name and Address of                Beneficially   Percentage  Beneficially    Percentage  Beneficially   Percentage
Beneficial Owner                    Owned (1)       Owned       Owned (2)       Owned      Owned (2)       Owned

Dr. Margaret B. van Boldrick (3)     167,350         14.4
Eli Lilly and Company
  Lilly Corporate Center,
  Indianapolis, IN  46285             87,412          7.6
Dr. Peter Model (4)                   68,190          5.6        5,625            2.3
Mr. William A. Linton                 64,125          5.5
Mr. Rex J. Bates (6)                  55,350          4.8        1,144            *         500,000         50.0
Mr. Davis U. Merwin                   54,706          4.7        1,144            *         500,000         50.0
Dr. W. Leigh Thompson (7)              2,630          *
Ms. Susan P. Maynard (8)               2,286          *
All Directors and Officers as a
Group (4 persons) (9)(10)            240,456         20.8        7,913            3.3     1,000,000        100.0

          *Less than 1%.

(1) Includes ownership of shares of Common Stock plus options exercisable within 60 days of September 29, 2000. Shares of Common Stock subject to outstanding options are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership for any other persons.

(2) The exercise prices listed reflect the original exercise prices for these warrants prior to the eight-for-one reverse split of the Company's Common Stock effective September 20, 1999 (the "Reverse Split"). Following the Reverse Split, and pursuant to the underlying warrant agreements governing the exercise and other terms of the Company's warrants, the per share exercise prices are now $55.615 and $16.00, respectively, for the $7.32 and $2.00 Common Stock purchase warrants.

(3)  Dr. van Boldrik's beneficial ownership includes 156,100 shares owned by Dr. van Boldrik, 5,625 shares held by the Willem Erin Samburu Carroll van Boldrik Trust A and 5,625 shares held by
     the Jan Patrick Jabiru van Boldrik Carroll Trust A.   Dr. van
     Boldrik is the sole trustee for both trusts.

(4)  Includes 56,875 shares held by the Model Charitable Lead
     Trust and Peter Model Trust II, for which Dr. Model is one of two co-trustees, and options to purchase 668 shares currently vested in the 1992 Stock Option Plan, which options expire in January 2007, and options to purchase 1,250 shares currently vested in the 1992 Stock Option Plan, which options expire in November 2009.

(5) Includes 32,813 shares owned by Promega Corporation of which Mr. Linton is Chairman, President, and Chief Executive Officer and may be deemed to have voting and investment power over the shares.

(6) Includes (a) options to purchase 3,125 shares currently vested in the 1992 Stock Option Plan, which options expire in July 2006; (b) options to purchase 625 shares currently vested in the 1992 Stock Option Plan, which options expire in January 2006;
     (c) options to purchase 625 shares currently vested in the 1992 Stock Option Plan, which options expire in January 2007; and (d) options to purchase 1,250 shares currently vested in the 1992 Stock Option Plan, which options expire in November 2009.

(7) Includes (a) options to purchase 665 shares currently vested in the 1992 Stock Option Plan, which options expire in January 2006; (b) options to purchase 625 shares currently vested in the 1992 Stock Option Plan, which options expire in January 2007; and
     (c) options to purchase 1,250 shares currently vested in the 1992 Stock Option Plan, which options expire in November 2009.

(8) Includes options to purchase 2,224 shares currently vested in the 1998 Incentive Stock Option Plan, which options expire in November 2009.

(9)  Address is 5445 East Cheryl Parkway, Madison, Wisconsin
     53711.

(10) Includes options to purchase a total of 12,307 shares, which options have vested, or will vest, within 60 days of September 29, 2000.

                       Changes in Control

On February 10, 1999, Dr. Sean Carroll, then an owner of 15.8% of the Common Stock of the Company, completed a sale of a total of 115,000 of his shares, approximately 10% of the Company's outstanding Common Stock. The purchasers were the Rex James Bates Trust, Davis U. Merwin, the Model Charitable Lead Trust, Dr. Peter Model, and the Peter Model Trust No. 2. Peter Model is the Company's Chairman and a director of the Company and a trustee for the respective trusts. Davis U. Merwin is an existing stockholder of the Company. Upon completion of the transaction, none of the purchasers were the beneficial owner of 10% or more of the Company's Common Stock.

On June 7, 1999, the Company entered into separate Promissory Note and Loan Agreements with Rex J. Bates, then a director and currently a stockholder, and Davis U. Merwin, a stockholder, pursuant to which the Company borrowed $2 million on October 14, 1999, in exchange for ten-year, 10%, senior notes with warrants. The assets of the Company secure the notes. Interest on the notes for the first three years is payable in Common Stock of the Company at the then market value and thereafter in cash. The warrants for the purchase of 125,000 shares of Common Stock are exercisable for five years at $16.00 per share.

Other than the above-described transactions and the proposed Asset Sale, the Company is not aware of any arrangement or plan by, with, or among any party or parties that would result in a change in control of the Company or whereby one or more persons would act in concert with respect to any matter affecting the Company.

    Selected Financial Data, Including Pro Forma Information

The following tables set forth selected financial data on a historical basis and on a pro forma basis for the Company after giving effect to (a) the Asset Sale and (b) certain prior property dispositions. The financial data should be read in conjunction with the Company's financial statements and notes thereto incorporated by reference into this Proxy Statement. The historical financial data as of June 30, 2000, and for the nine months then ended, has been derived from unaudited financial statements, which, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

The unaudited pro forma balance sheet as of June 30, 2000, is presented as if the transactions had occurred on June 30, 2000.
The unaudited pro forma operating data for the nine months ended
June 30, 2000, is presented as if (a) the Asset Sale and (b) certain prior property dispositions had occurred on October 1, 1999.

The pro forma information included in "Selected Financial Data" is based upon assumptions that are included in the "Notes to the Pro Forma Financial Statements" set forth below. The pro forma information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the dates or periods indicated, nor does it purport to represent the future financial position and results of operations for future dates or periods.

            PRO FORMA FINANCIAL INFORMATION

             OPHIDIAN PHARMACEUTICALS, INC.
                PRO FORMA BALANCE SHEET
                    JUNE 30, 2000
                     (UNAUDITED)

                                HISTORICAL                        PRO FORMA
                             (June 30, 2000)   ASSET SALE     (June 30, 2000)

ASSETS
 Cash and cash equivalents    $    990,179   $  1,250,000 A    $  2,240,179
 Promissory note receivable              -        250,000 A         250,000
 Equipment and leasehold
     improvements, net           4,254,361     (4,254,361) B              -
 Patent costs, net               1,535,983     (1,535,983) C              -
 Other assets                        8,294              -             8,294
                             _______________________________________________
   Total assets               $  6,788,817    $(4,290,344)      $ 2,498,473
                             ===============================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
 Accounts payable             $    306,554    $         -       $   306,554
 Accrued liabilities               197,847              -           197,847
 Capital leases                     10,500        (10,500) D              -
 Senior notes                    1,628,494     (1,628,494) E              -
 Deffered revenue                  354,310       (354,310) F              -
                             _______________________________________________
   Total liabilities             2,497,705     (1,993,304)          504,401
                             ===============================================

 Common stock                        2,895              -             2,895
 Additional paid-in-capital     22,507,322              -        22,507,322
 Accumulated deficit           (18,219,105)    (2,297,040)      (20,516,145)
                             _______________________________________________
   Total stockholders' equity    4,291,112     (2,297,040)        1,994,072
                             ===============================================

     Total liabilities and   _______________________________________________
       stockholders' equity   $  6,788,817    $(4,290,344)      $ 2,498,473
                             ===============================================

See accompanying notes

                OPHIDIAN PHARMACEUTICALS, INC.
               PRO FORMA STATEMENT OF OPERATIONS
            FOR THE NINE MONTHS ENDED JUNE 30, 2000
                         (UNAUDITED)

                               HISTORICAL                    PRO FORMA
                           (June 30, 2000)  ASSET SALE    (June 30, 2000)
Revenues
 Sales of patents           $   1,300,000  $         -     $   1,300,000
 Other                             14,224      354,310 F         368,534
                            _____________________________________________
   Total revenues               1,314,224      354,310         1,668,534

Operating expenses
 Cost of patents sold              83,481            -            83,481
 Research and development       1,875,074            -         1,875,074
 General and administrative     1,352,147            -         1,352,147
 Loss on sale of assets                 -    2,279,844 G       2,279,844
                            _____________________________________________
   Total operating expenses     3,310,702    2,279,844         5,590,546

Operating loss                 (1,996,478)  (1,925,534)       (3,922,012)
Non-operating income, net          89,951            -            89,951
                            _____________________________________________
Loss before extraordinary item (1,906,527)  (1,925,534)       (3,832,061)
Extraordinary item - early
     extinguishment of debt             -     (371,506) E       (371,506)
                            _____________________________________________
Net loss                    $  (1,906,527) $(2,297,040)       (4,203,567)
                            =============================================
                            _____________________________________________
Net loss per share - basic
     and diluted            $       (1.65) $     (1.98)   $        (3.63)
                            =============================================

See accompanying notes


             Notes to Pro Forma Financial Statements

A The adjustment to cash and cash equivalents and promissory note receivable reflects the estimated gross proceeds of approximately $1,500,000 from the proposed Asset Sale. This amount does not reflect any deductions, not to exceed $250,000, from the gross proceeds that may be made pursuant to the Company's obligation, as set forth in the Purchase Agreement, to indemnify Promega for any "Indemnifiable Damages" incurred by Promega within 90 days of the closing of the Asset Sale. The Company also expects to incur an additional $500,000 of expenses for accrued taxes and other accrued costs, and estimated legal, accounting, closing, insurance, stockholder communications, and related expenses of officers and employees assigned to complete the dissolution and liquidation. The actual costs incurred could vary significantly due to uncertainties related to the timing and closing of the Asset Sale, the length of time required to complete the Plan of Dissolution, and complexities that may arise in disposing of the Company's assets if the Asset Sale is not completed. All such costs will be paid before any distribution will be made to stockholders.

B The adjustment to equipment and leasehold improvements represents the carrying value of the equipment and leasehold improvements sold.

C. The adjustment to patents represents the carrying value of the patents sold.

D. The adjustment to capital leases represents the carrying value of the leases assumed by Promega.

E. The adjustment to senior notes represents $2,000,000 of debt assumed by Promega Corporation, offset by the $371,506 debt discount, which will be expensed upon early extinguishment of the senior notes

F. The adjustment to deferred revenue represents the recognition of patent reimbursements acquisition costs that were to be recognized after issuance of certain patents. As all patents and pending patents are being sold, $354,310 of deferred revenue should be recognized.

G. Represents the estimated loss on the Asset Sale.

                      Stockholder Proposals

If the Asset Sale and the Plan of Dissolution are approved and the Asset Sale and Plan of Dissolution are consummated in a timely manner, the Company does not intend to hold an annual stockholders meeting in 2001 or thereafter. If the Asset Sale and the Plan of Dissolution are not approved or if the dissolution of the Company is delayed or the Plan of Dissolution abandoned by the Board in their discretion to the extent permitted by the terms of the Plan of Dissolution and Delaware law, and if a stockholder desires to present any proposal for consideration at the Company's 2001 Annual Meeting of Stockholders, the stockholder must, in addition to satisfying any other applicable requirements, submit such proposal to the Company so that it is received at the Company's principal offices not later than September 30, 2000.

               Where You Can Find More Information

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference

Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, most of the documents filed by the Company with the SEC are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR") at the SEC's Internet site at http://www.sec.gov.

The Company furnishes stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants. The Company's 1999 Annual Report, which integrated information from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, was sent to shareholders on or about February 23, 2000.

Stockholders should rely only on the information contained in this Proxy Statement. No person is authorized to give any information or to make any representations other than the information or representations contained herein and, if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such a solicitation. This Proxy Statement is dated October 8, 2000. Stockholders should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing and delivery of this Proxy Statement shall not, under any circumstances, create any implication to the contrary.

              Information Incorporated by Reference

The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (a copy of which is being delivered to stockholders concurrently with this Proxy Statement) and Current Reports on Forms 8-K filed with the SEC on April 12, 2000, and May 26, 2000, are hereby incorporated by reference into this Proxy Statement. All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the completion of the vote at the Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY STOCKHOLDER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE COMPANY, 5445 EAST CHERYL PARKWAY, MADISON, WI 53711, TELEPHONE

(608) 271-0878.  IN ORDER TO ASSURE TIMELY DELIVERY OF
THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE OCTOBER 31, 2000.

                            SIGNATURE

Pursuant to the requirements of Section 14 of the Securities and Exchange Act of 1934, as amended, and Regulation 14A thereunder, the Company has caused this Proxy Statement to be mailed to the stockholders of the Common Stock and filed with the Securities and Exchange Commission.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ Susan P. Maynard

                         Susan P. Maynard
                         Secretary

                            OPHIDIAN
                      Pharmaceuticals, Inc.
                    5445 East Cheryl Parkway
                       Madison, WI   53711

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD NOVEMBER 9, 2000

The undersigned stockholder of Ophidian Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders to be held November 9, 2000, and appoints Peter Model and Susan Maynard, and each of them individually, proxies, each with full power of substitution, to vote, as specified below, all shares of Common Stock of the Company held of record by the undersigned on September 29, 2000, at the Special Meeting of Stockholders of the Company to be held on November 9, 2000, at 10:00 a.m. central standard time, at 5445 East Cheryl Parkway, Madison, Wisconsin and any adjournments or postponements thereof.

Please complete, date, sign, and return this proxy promptly in the envelope provided, whether you plan to attend the Special Meeting or not. If you do plan to attend, you may, of course, vote your shares in person. This proxy will be voted as directed or, if no direction is indicated, will be voted in favor of the proposed items of business.

Please mark vote in box, using dark ink only, in the following
manner:   /X/

1. To approve the proposed sale of substantially all of the Company's assets to Promega Corporation, a Wisconsin corporation, pursuant to the terms of the Asset Purchase Agreement dated as of September 1, 2000.

       /  / For            /  / Against             /  / Abstain

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

2. To approve the proposed authorization to the Company's Board of Directors to effect the dissolution and liquidation of the Company as described in the proposed Plan of Dissolution and Liquidation.

       /  / For            /  / Against             /  / Abstain

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

Please complete, date, and sign this proxy and return it promptly in the accompanying envelope.

Date:  _________________________


Signature(s):  _____________________________  _________________________

(title/capacity):  _________________________  _________________________

Note: Please sign exactly as your name appears on this proxy. If signing for an estate, trust, or corporation, your title and/or capacity should be so stated. If shares are held jointly, at least one joint owner must sign.